Exhibit 99.1

Lexmark to increase tender offer price for all outstanding shares of ReadSoft

LEXINGTON, KY., JUNE 18, 2014

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Lexmark International, Inc. (NYSE: LXK) today announced that it will increase its cash tender offer price for all of the outstanding shares of Sweden-based ReadSoft (NASDAQ OMX: RSOF-B). The revised cash offer is SEK 43.00, a 7.4 percent increase from Lexmark’s original offer of SEK 40.05, for each Class A and Class B share of ReadSoft for a price of approximately $194 million, net of cash acquired.1

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Lexmark made the decision to increase its tender offer price in response to a competitive offer for ReadSoft shares announced earlier today. Pursuant to the Transaction Agreement, ReadSoft’s Board of Directors has agreed to continue to recommend in favor of Lexmark’s revised tender offer. In addition, ReadSoft’s two largest shareholders continue to support Lexmark’s revised tender offer.

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In connection with the increased tender offer price, Lexmark will extend the offer period for ReadSoft shareholders to tender their shares to on or about July 14, 2014. Settlement of the tender offer is expected to occur shortly after the end of the offer period.

Supporting Quotes:

“The increase in our tender offer price reflects Lexmark’s confidence in the combination of ReadSoft and Perceptive Software to support our strategy of building our high value solutions that help our customers manage their unstructured information challenges,” said Paul Rooke, Lexmark chairman and chief executive officer. “We believe that Lexmark is a perfect strategic fit for ReadSoft with the financial resources and global reach to enable ReadSoft to reach its full potential.

“We firmly believe that Lexmark’s revised cash tender offer price is the superior offer and represents the best value to ReadSoft shareholders. Further, we have completed our due diligence, which has confirmed ReadSoft’s strategic fit within Lexmark; we have received necessary regulatory approvals and we are prepared to deliver cash for all of the tendered shares as early as mid-July, two months earlier than the competitive offer,” added Rooke.

About Lexmark
Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; inability to execute the company’s strategy to become an end-to-end solutions provider; uncertainty as a result of a slowdown in government spending; decreased supplies consumption; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; inability to realize all of the anticipated benefits of the company’s acquisitions; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on office printing and imaging and software solutions, including enterprise content management, business process management, document output management, intelligent data capture and search; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

1. Tender offer is priced in Swedish krona. The net price is based on 30,603,744 outstanding shares and includes payment for outstanding convertibles issued as part of ReadSoft’s incentive programs for employees. Acquired cash and cash equivalents are as reported by ReadSoft at the end of the first quarter of 2014. The net price is based on the Swedish krona currency exchange rate to the U.S. dollar as of June 17, 2014. Excludes transactions fees.

Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Sherlyn Manson
913-667-8811
sherlyn.manson@perceptivesoftware.com